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                                                                   Exhibit 10(c)
                          TECHNOLOGY LICENSE AGREEMENT

         THIS AGREEMENT, effective as of September 2, 1997, by and between Moore U.S.A., Inc. a Delaware Corporation, having offices at 100 North Field Drive, Lake Forest, IL 60045 ("Moore") and Angstrom Technologies, Inc. a Delaware corporation with offices at 1895 Airport Exchange Blvd., Erlanger, KY 41018 ("Angstrom").

         WHEREAS, Angstrom has developed and is the owner of certain innovative and proprietary technology in the security filed and;
         WHEREAS, Moore is engaged in the business of selling security products and is interested in licensing Angstrom's technology and;
         WHEREAS, Angstrom is willing license Moore on the terms and conditions hereinafter set forth;

         NOW THEREFORE, for and in consideration of the premises and the respective rights and obligations recited hereinafter, the parties agree as follows:

When used in this Agreement, the following terms shall have the meaning set forth below (terms defined in the singular shall have the same meaning when used in the plural and vice versa).

DEFINITIONS
TECHNOLOGY shall mean technology owned by Angstrom relating to fluorescent inks and scanners and readers as more particularly set forth in Schedule A, including Improvements thereto developed during the Term of this Agreement.
TERRITORY shall mean the world.
LICENSED RIGHTS shall mean all patents, copyrights, trade secrets and know how, relating to the Technology licensed to Moore under this Agreement.
PRODUCT shall mean any products (i.e. documents, business forms) produced using the fluorescent inks.
IMPROVEMENTS shall mean any improvement, modification or enhancement of the Technology.
CONTRACT YEAR shall mean each year during the Term commencing on the date of this Agreement and each anniversary thereof.
TERM shall mean the Initial Term and any additional term as defined in Section
10.
NET SALES shall mean the invoice price for Products after deductions of regular trade and quantity discounts, but before deduction of any other items including but not limited to freight allowances, cash discounts, and agents' commission.

1. LICENSE GRANT In consideration of the mutual promises contained herein including the royalty provisions of Section 4, Angstrom hereby grants to Moore subject to the terms and conditions of this Agreement. A non-exclusive, non-transferable, non-assignable license during the Term of this Agreement to make, use, service and support the Technology and to sell, transfer and otherwise provide Products utilizing the Technology, throughout the Territory.


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1.1 Prior to granting an exclusive license to the Technology or under the
Licensed Rights, Angstrom agrees to promptly notify Moore, and Moore shall have the option of acquiring the exclusive license to the Technology and Licensed Rights and will communicate its intent to Angstrom within thirty (30) days after notice.

2. IMPROVEMENTS Angstrom agrees to promptly notify and fully disclose to Moore any Improvements to the Technology of which it becomes aware and to offer to include such Improvements in the Licensed Rights.

3. TECHNOLOGY/DOCUMENTATION
3.1 TRAINING/SUPPORT Upon request, Angstrom agrees to provide sales and marketing training, support and assistance to Moore during the Term at a mutually acceptable facility, in a manner calculated to enable the professional use of the Technology. Angstrom will make available to Moore telephone and facsimile support.

3.2 TECHNICAL PUBLICATIONS Angstrom will provide Moore with a reasonable supply of supporting material including but not limited to technical publications, technical documentation, instructional materials and other associated text and date for the Technology that Angstrom deems necessary or advisable to facilitate the use of the Technology.

4. ROYALTY Moore agrees to pay Angstrom for the license granted herein a continuing royalty as set forth below:

               Percent                   Amount of Sales
               -------                   ---------------

               6%                        $0-$3,000,000
               5%                        $3,000,001-$10,000,000
               4%                        $10,000,001-$35,000,000
               3%                        $35,000,001+
Calculation for royalty payments will be made according to each Contract Year.

5. PAYMENTS Moore shall make the payments of royalties required hereunder within sixty (60) days following the expiration of each calendar quarter (i.e. within thirty days of March 31, June 30, September 30 and December 31) each year, and shall accompany each such payment with a report stating the volume of Products sold in the preceding quarter and showing the calculation of royalties payable.

6. U.S. DOLLARS All payments hereunder by Moore shall be made in United States dollars by company check.

7. REVENUES The use, sale, provision or transfer of the Products shall be recorded for purposes of royalty payment in the calendar quarter in which they occur. A credit will be given to Moore in the amount of royalties paid to Angstrom on Products accepted for return by Moore.


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8. RECORDS/AUDIT Moore agrees to keep accurate records, for two (2) years from the date of entry, showing the total volume of Products sold under this Agreement in such detail as to enable the amounts payable hereunder to be determined. Moore agrees to permit its books and records to be examined from time to time to the extent necessary to verify the written reports provided herein; such examination may be made by an accountant designated by Moore and upon written notice given thirty (30) days in advance. Such examination maybe done no more than twice annually. Such an examination will be at Angstroms' expense, except that if a discrepancy of more than ten percent (10%) is found between the amount actually due and that reported by Angstrom, then the examination will be at Moore's expense.

9. NOTICE The parties respective addresses for notices or reports under this Agreement shall be the addresses set forth at the head of this Agreement. In the future, either party hereto may request, in writing, to the other to direct notices, reports or other communications to specific persons and/or addresses other than those set forth above.

10. TERM AND TERMINATION
10.1 TERM Unless terminated sooner or otherwise varied pursuant to the terms and conditions of this Agreement, this Agreement shall continue for a period of five
(5) years from the date set forth above ("Initial Term") and shall thereafter automatically renew for additional three (3) year terms, unless either party provides the other with written notice of its intent not to renew the Agreement at least ninety (90) days prior to the end of the Initial Term or any such additional Term.

10.2 TERMINATION This Agreement may be terminated by either party upon thirty
(30) days written notice, if a party hereto (i) breaches any term or condition of this Agreement and fails to remedy the breach within thirty (30) days after being given notice thereof, (ii) becomes the subject to any voluntary or involuntary bankruptcy or insolvency proceeding or (iii) cease to be actively engaged in business.

10.3 CONTINUATION OF USE AFTER TERMINATION In the event that this Agreement is terminated, then upon request of Moore, the parties shall enter into good faith negotiations to agree upon reasonable terms and conditions, including reasonable compensation to Angstrom, to enable Moore to continue using Technology.

10.4 CONTINUANCE OF OBLIGATIONS All the rights and obligations of the parties hereto shall remain in effect throughout the Term of this Agreement, and it is understood and agreed that the cancellation, expiration or other termination of this Agreement shall not relieve any party hereto of any obligation hereunder which shall have accrued prior to such cancellation, expiration or other termination.

10.5 REMEDIES The parties hereto agree that each shall be entitled to all remedies available at law or in equity for the breach of this Agreement, including the remedies of specific performance and injunctive relief. Failure of any party to execute such rights shall not constitute or be construed as a waiver of any such rights.


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11. CONFIDENTIALITY Moore and Angstrom are parties to a confidentiality agreement dated October 10, 1996 the terms and conditions of which shall govern future disclosures.

12. INDEMNITY Angstrom shall indemnify and hold Moore harmless from and against any and all liabilities, costs, damages, and expenses (including reasonable attorneys' fees) incurred by Angstrom in responding to or defending any demand, assessment, action, cause of action, suit, claim (including infringement claim), or investigation resulting from or relating to the fact that a Product infringes on any patent or copyright of a third party; provided, however, this paragraph shall not apply if such infringement is caused in whole or in part, by any changes or modifications made to Angstrom's Technology by Moore or the combination by Moore of any Technology with other technology components where the Technology alone would not be infringing. Angstrom's obligation to indemnify Moore shall be conditioned on Moore giving prompt notice of any such claim and all information and assistance reasonably required by Angstrom to defend against such claim. Angstrom shall have the right to assume full responsibility for the defense and to approve in advance, any settlement of such claim.
         (a) In the event that a Product is determined to be infringing, Angstrom's sole responsibility to Moore, in addition to any indemnification obligation, and at Moore's option shall be to (1) obtain for Moore the right to use the infringing Product, (2) replace the infringing Product with a non-infringing alternative, or (3) modify the infringing Product so that it becomes non-infringing.

13. LIABILITY   IN NO EVENT, WILL EITHER PARTY HAVE ANY LIABILITY FOR ANY
SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, LOSS OF DATA OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, ARISING IN ANY WAY OUT OF THIS AGREEMENT UNDER ANY CAUSE OF ACTION, WHETHER OR NOT A PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

14. FORCE MAJEURE Neither party shall be liable to the other for any default hereunder if such default is caused by an event beyond the non-performing party's control, including without limitation acts or failures to act, strikes or labor disputes, component shortages, unavailability of transportation, floods, fires, governmental requirements and acts of God (a "Force Majeure Event"); provided however, that a Force Majeure Event shall not operate to excuse Angstrom's failure to make any payment required hereunder when due. In the event of threatened or actual non-performance as a result of any of a Force Majeure Event, the non-performing party will exercise commercially reasonable efforts to avoid and cure such non-performance. Provided however, that a Force Majeure Event shall not operate to excuse Moore's or Angstrom's obligation to make any payment or provide any credit which may be due.

15. COMPLIANCE
15.1 MARKINGS Moore will make the Products in accordance with written instructions received from Angstrom.


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15.2 HEALTH, SAFETY AND ENVIRONMENTAL STANDARDS Angstrom represents and warrants that the manufacture and use of the Products does not violate any applicable health, safety or environmental standards and requirements, and Angstrom covenants for Moore's benefit and for the benefit of Moore's agents, employees and controlling persons that it will comply with all such standards and requirements.

16. RELATIONSHIP The relationship between the parties created hereunder is that of licensor and Angstrom only and not, a partnership, joint venture or any other relationship. Each party is acting as an independent contractor.

17. ENTIRE AGREEMENT This is the entire Agreement between the parties and supersedes all other agreements, discussions, understandings and communications between the parties relating to the subject matter hereof. This Agreement shall not be modified or altered except by written instrument duly executed by both parties. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

18. ASSIGNMENT All rights and obligations provided herein shall be binding upon and inure to the benefit of the parties hereto, their assigns acquiring all or substantially all of the business of the parties comprising the subject matter of this license, trustees in bankruptcy or receivers.

19. LAWS This Agreement will be governed by the laws of the State of Illinois, excluding its conflict of laws provisions and the parties agree to the In Personam jurisdiction and exclusive subject matter jurisdiction of the courts situated in Illinois in regard to any claim arising under this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized Officers.

Moore U.S.A., Inc.                       Angstrom Technologies, Inc.

By:  /s/ Sheldon B. Saidman                       By:  /s/ Daniel A. Marinello
     ----------------------                            -----------------------

Name:  Sheldon B. Saidman                         Name:  Daniel A. Marinello

Title:  V.P. Product Management &                 Title:  President & CEO
               Development
        Moore Document Solutions


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